FILED PURSUANT TO RULE 424(B)(3)
                                                          FILE NUMBER: 333-77055


                             STICKER SUPPLEMENT TO
                    SUPPLEMENT NO. 5 DATED MARCH 21, 2000,
                     SUPPLEMENT NO. 6 DATED MAY 31, 2000,
                     SUPPLEMENT NO. 7 DATED JUNE 20, 2000,
                 SUPPLEMENT NO. 8 DATED SEPTEMBER 20, 2000, AND
                   SUPPLEMENT NO. 9 DATED DECEMBER 19, 2000


               SUPPLEMENT NOS. 5, 6, 7, 8 AND 9 TO BE USED WITH
                        PROSPECTUS DATED AUGUST 3, 1999


                     SUMMARY OF SUPPLEMENTS TO PROSPECTUS
               (SEE THE SUPPLEMENTS FOR ADDITIONAL INFORMATION)


Supplement No. 5 dated March 21, 2000 (incorporating and replacing all prior Supplements in use, No. 1 though 4):

     (1) Reports on our purchase, either directly or through a subsidiary, of eleven extended-stay hotels for an aggregate purchase price of $91,426,000
     (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $68,569,500, secured by the properties and having maturity dates of October 1, 2000, December 1, 2000 and January 1, 2001
     (3) Reports on the manner in which the hotels are being leased, operated and managed, including a summary of the material contracts affecting these matters
     (4) Provides certain other information about us and the hotels we have purchased

Supplement No. 6 dated May 31, 2000:

     (1) Reports on our purchase, through a subsidiary, of a long-term leasehold interest in an extended-stay hotel for a purchase price of $15,489,000
     (2) Reports on the short-term financing of 75% of the purchase price, or $11,616,750, secured by the property and having a maturity date of April 28, 2001
     (3) Reports on the manner in which the hotel is being leased, operated and managed, including a summary of the material contracts affecting these matters
     (4)  Provides certain other information about us and the hotel

Supplement No. 7 dated June 20, 2000:

     (1)  Reports on the potential refinancing of our short-term debt
     (2)  Reports on the possible purchase of an additional extended-stay hotel
     (3)  Provides certain updated information about our hotels

Supplement No. 8 dated September 20, 2000:

     (1)  Confirms our purchase of an additional extended-stay hotel
     (2) Reports on the refinancing of a portion of our short-term debt with long-term loans in the aggregate amount of $50 million and an additional short-term loan in the amount of $10 million


     Supplement No. 9 dated December 19, 2000 reports on our planned purchase of our operating leases from an affiliate and our plan to operate our hotels through leases with taxable REIT subsidiaries beginning in 2001 (as permitted by the REIT Modernization Act of 1999).

     As of August 23, 1999, we had closed on the sale of 1,666,666.67 of our common shares at a price of $9 per share, representing completion of the minimum offering. As of December 19, 2000, we had closed on the sale of 6,999,670 of our common shares at a price of $10 per share. These sales, when combined, represent gross proceeds of $84,996,700 and proceeds net of selling commissions and marketing expenses of $76,497,030. We are continuing the offering at $10 per share in accordance with the prospectus.

     We have paid a total real estate commission of $2,436,000, representing 2% of the aggregate purchase price for all of our hotels, to Apple Suites Realty Group, Inc., which is our real estate broker and is owned by our Chairman and Chief Executive Officer.